                                                 , 2003

Board of Directors
CNBC Bancorp
3650 Olentangy River Road
Columbus, OH 43214

Re: Merger of CNBC Bancorp, with and into First Merchants Corporation

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the merger (the “Merger”) of CNBC Bancorp (“CNBC”), an Ohio corporation, with and into First Merchants Corporation (“First Merchants”), an Indiana corporation. Pursuant to the Agreement and Plan of Merger entered into by CNBC and First Merchants as of August 28, 2002 (“Merger Agreement”), total merger consideration will consist of between              and             shares of First Merchants stock and up to $24,561,693 of cash (not including cash for fractional shares).

Documents Examined

In delivering this opinion, we have reviewed and relied upon the following:

1.    The Merger Agreement (including Exhibits).

2.    The Registration Statement on Form S-4 as filed with the Securities and Exchange Commission in connection with Merger and related transactions (the “Registration Statement”). Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Registration Statement.

3.    The Representation Certificates of officers of CNBC and First Merchants, respectively, (the “Representation Certificates”) dated as of the date hereof.

4.    Such other documents, records, and matters of law as we have deemed necessary or appropriate in rendering this opinion.

In our review and examination of the foregoing, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or duplicate copies thereof. We have further assumed that the execution and delivery of any of the foregoing have been duly authorized by all necessary corporate actions in order to make the foregoing valid and legally binding obligations of the parties, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws, both state and federal,

Ex. 8(b)-1

CNBC Bancorp
                        , 2003

affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

Factual Assumptions

In rendering this opinion, we have made the following assumptions as to factual matters:

1.    The Representation Certificates referenced in the section hereof entitled Documents Examined are executed and delivered to us in the form that we have heretofore tendered them.;

2.    The representations as to factual matters contained in the Representation Certificate are all true, correct, and complete in all material respects as of the date of the Merger and no actions have been (or will be) taken that are inconsistent with such representations;

3.    Any statement made in any of the documents referred to herein “to the best of the knowledge” of any person or party is correct without such qualification;

4.    All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken that are inconsistent therewith;

5.    The Merger, and all transactions related thereto or contemplated by the Merger Agreement and the Registration Statement shall be consummated in accordance with the terms and conditions of the applicable documents;

6.    The Merger will be reported by CNBC and First Merchants on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

7.    The Merger will qualify as a merger under applicable state corporation law.

Limitations on Opinion

The following limitations apply with respect to this opinion:

1.    This opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder (including proposed Treasury regulations), and the interpretations thereof by the Internal Revenue Service and those courts having jurisdiction over such matters as of the date of the Merger, all of which are subject to change either prospectively or retrospectively. No opinion is rendered with respect to the effect, if any, of any pending legislation or administrative regulation or ruling as of the date of the Merger, or any future legislation or administrative regulation or ruling, that may have a bearing on any of the foregoing. We disclaim any undertaking to advise you of any subsequent changes in applicable law, regulations, or interpretations thereof. This opinion is not the equivalent of a ruling from, and is not binding on, the Internal Revenue

Ex. 8(b)-2

CNBC Bancorp
                        , 2003

Service, and there can be no assurance that the Internal Revenue Service or the courts will agree with the conclusions expressed herein.
2.    We have not been asked to render an opinion with respect to any federal income tax matters except those set forth below, nor have we been asked to render an opinion with respect to any foreign, state or local tax consequences of the Merger. Accordingly, this opinion should not be construed as applying in any manner to any tax aspect of the Transaction other than as set forth below.

3.    All factual assumptions set forth above are material to all opinions herein rendered and have been relied upon by us in rendering all such opinions. Any material inaccuracy in any one or more of the assumed facts may nullify all or some of the conclusions stated in such opinion.

Opinion

Based upon and subject to the foregoing, we hereby render the following opinions:

(a)    The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

(b)    CNBC and First Merchants will each be a “party to the reorganization” as defined in Section 368(b) of the Code;

(c)    No gain or loss will be recognized by CNBC as a result of the transactions contemplated in the Merger Agreement; and

(d)    No gain or loss will be recognized by the shareholders of CNBC as a result of their exchange of shares of CNBC stock for shares of First Merchants common stock, except that gain may be recognized to the extent any shareholder receives cash as payment for shares of CNBC or in lieu of a fractional share.

Respectfully submitted,
SQUIRE, SANDERS & DEMPSEY L.L.P.

Ex. 8(b)-3